                  NONEXCLUSIVE FIELD OF USE LICENSE AGREEMENT

                           Relating to OLED Technology

                                       for

                       miniature, high resolution displays

This Agreement is effective as of this 29th day of March, 1999 ("Effective Date") by and between the Eastman Kodak Company, a New Jersey corporation with its principal office at 343 State Street, Rochester, New York 14650 ("Kodak") and FED Corporation, a Delaware corporation with its principal office at 1580 Route 52, Hopewell Junction, New York 12533 ("FED").

1.0    BACKGROUND

       1.1 Kodak has developed and continues to develop patents and know-how related to organic light-emitting diode ("OLED ") technology for use in a number of different display applications.

       1.2 FED has by evaluation (the "Evaluation") demonstrated to Kodak FED's successful development of certain non-direct view, head mounted or weapon mounted displays pursuant to the Evaluation Agreement between the parties dated March 31, 1997 (the "Evaluation Agreement"), and FED has acquired certain rights from Kodak in Kodak's OLED technology for use in such non-direct view, head mounted or weapon mounted displays pursuant to the parties' Nonexclusive Field of Use License Agreement relating to OLED Technology for Non-Direct View, Head Mount Displays dated April 1, 1998 (the "Non-Direct View, Head Mount License").

       1.3 FED is now interested in acquiring certain additional rights from Kodak in Kodak's OLED technology for use in miniature, high resolution displays.

       1.4 As partial consideration in return for acquiring such rights in Kodak's OLED technology for use in miniature, high resolution displays, FED is willing to provide Kodak for use in any field certain rights under any patents or know-how that FED develops relating to OLED technology.

       1.5 Subject to the terms and conditions of this Agreement, each party is willing to grant the other party the foregoing rights as more specifically described herein.

THEREFORE the parties agree as follows:

2.0    DEFINITIONS

       2.1 "Affiliate(s)" shall mean any company, partnership, joint venture, or other entity which directly or indirectly controls, is controlled by or is under common control with a party. Control shall mean the possession of fifty percent (50%) or more of the voting share capital or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of shares, by contract or otherwise, but only for so long as such control shall exist.

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       2.2    "Confidential Information" shall mean any information related to
              OLED Technology disclosed in writing or other tangible form by either party or its Affiliates to the other party, and marked by the disclosing party with the legend "Confidential" or other similar legend sufficient to identify such information as proprietary business or technical information of the disclosing party.

       2.3 "FED Licensed Products" shall mean any tools, products, method, procedure, process, or other subject matter in and only in the Field of Use whose manufacture, use, practice, or sale would constitute, but for the license granted to FED and its Affiliates pursuant to this Agreement, an infringement of any claim in "the Kodak Patent Rights" or an infringement of Kodak's Know-how. "FED Licensed Products" shall include spare parts solely for use in miniature, high resolution displays and shall not include spare parts or components for use in displays outside the Field of Use. For the purposes of this Agreement, FED Licensed Products shall be classified as:

              2.3.1 "Monochrome - Phase 1 FED Licensed Products" referring to FED Licensed Products which (i) incorporate a single color organic electroluminescent emitter to emit light at-one color wavelength, or (ii) incorporate two or more different single color organic electroluminescent emitters, each of which emits light at a different color wavelength.

              2.3.2 "Color - Phase 2 and Phase 3 FED Licensed Products" referring to FED Licensed Products which (i) incorporate a white light organic electroluminescent emitter and a color filter array, or (ii) incorporate a Blue/Near UV light organic electroluminescent emitter and a color changing medium.

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              2.3.3  "Color - Phase 4 FED Licensed Products" referring to FED
                     Licensed Products which incorporate in a single pixel a patterned multicolor organic electroluminescent emitter.

       2.4 "FED Patent Rights" shall mean any and all patents in any country issued to FED or its Affiliates and patents issuing from patent applications filed by FED or its Affiliates through March 31, 2000, which relate to OLED Technology, under which and to the extent to which FED or its Affiliates has the right to grant licenses of the scope granted herein without payment of royalties or other consideration to third parties, except for payments to third parties for inventions made by such third parties while employed by FED or its Affiliates.

       2.5 "Field of Use" shall mean all activities and purposes related to the design, development, manufacture, use, sale, marketing and/or distribution of miniature, high resolution displays. "Miniature, high resolution displays" are displays which:

              2.5.1  have a diagonal size of less than two inches;

              2.5.2 have a pixel count of more than 200K and a pitch of less than 24 microns;

              2.5.3 are not directly viewable by the unaided eye without an associated optical system, which means that the individual picture elements or full spatial images are not discernible by the average adult without optical assistance; and

              2.5.4 are monochrome and/or color, emissive active matrix displays, preferably, but not limited to, active matrix displays on single crystalline silicon substrates (but not passive matrix displays).

       2.6 "Know-how" shall mean any and all rights, including without limitation, trade secret and other intellectual property rights (other than trademark rights) under which and to the extent a party or its Affiliates has the right to grant licenses of the scope granted herein without payment of royalties or other consideration to third parties, in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data which:

                  2.6.1    relate to OLED Technology;

                  2.6.2    are reduced to practice prior to March 31, 2000; and

                  2.6.3 are not disclosed in Patent Rights owned by such party or its Affiliates, but which are useful in the commercial practice of inventions covered by such Patent Rights.

              Notwithstanding the foregoing, Know-how shall include only that OLED Technology which the party who originates such Know-how reasonably considers necessary for the practice of inventions within the scope of the license of its Patent Rights granted under this Agreement to the other party and (i) for which the other party bears the expense of the originating party's disclosure pursuant to Section 7 of this Agreement, or (ii) was provided to FED by Kodak under the Evaluation Agreement.

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       2.7    "Kodak Licensed Products" shall mean any tools, products, method, procedure, process, or other subject matter whose manufacture, use, practice, or sale would constitute, but for the license granted to Kodak pursuant to this Agreement, an infringement of any claim in the "FED Patent Rights" or an infringement of FED's Know-how. "Kodak Licensed Products" shall include spare parts and components for use in displays inside or outside the Field of Use.

       2.8 "Kodak Patent Rights" shall mean any and all rights in and to: the patents and patent applications described on Exhibit A attached hereto and incorporated herein by reference; all patents and patent applications filed in foreign countries corresponding to any of the foregoing patents and patent applications; all foreign counterparts thereof; any divisions, substitutions, re-examinations, and continuations thereof; any patents issuing on any of the foregoing; and all reissues, renewals and extensions thereof. Continuations-in-part of any of the foregoing applications and patents issuing on such continuations-in-part, related foreign patents and applications and patents of addition, and all reissues, renewals and extensions of such patents and patent applications, shall also be within the Kodak Patent Rights, to the extent the same claim subject matter disclosed in a patent or patent application described on Exhibit A. "Kodak Patent Rights" shall also include any and all patents issued to Kodak or its Affiliates and patents issuing from patent applications filed by Kodak or its Affiliates through March 31, 2000, which relate to OLED Technology, under which and to the extent to which Kodak or its Affiliates has the right to grant licenses of the scope granted herein without payment of royalties or other consideration to third parties, except for payments to third parties for inventions made by such third parties while employed by Kodak or its Affiliates.

       2.9 "Licensed Products" shall mean the FED Licensed Products and/or the Kodak Licensed Products as determined by the context.

       2.10 "Net Sales" shall mean the gross amounts received from sales or other transfers of Licensed Products for monetary or non-monetary value to a third party (excluding sales or transfers of Licensed Products from a party to its Affiliates), less (a) actual amounts allowed, paid out or credited due to returns, and replacements, and (b) separately stated and billed, sales, use and/or other excise taxes or duties actually paid. For sales or other transfers of Licensed Products involving, in whole or in part, non-monetary value, the Net Sales for purposes of such transfer shall be considered to be the average amount received for the sale of the same or substantially the same Licensed Product during the then current calendar quarter or if no such amount can reasonably be established, the party making such transfer shall notify the other party of such transfer and the parties shall decide upon a mutually acceptable amount for such transfer.

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       2.11   "OLED Technology" shall mean:

              (a) a technology (sometimes also referred to as organic electroluminescence technology or organic EL technology) for displaying image or information patterns using organic electroluminescent multilayer thin film structures of (i) molecular organic and polymeric materials (as used for emitter layers, hole injection and transport layers, and electron injection and transport layers), and (ii) an electrode carried on a substrate, including without limitation, silicon, silicon on quartz, or other solid state materials, such multilayer thin film structures exhibiting the electrical rectification characteristics of a diode and emitting light under electrical bias as a function of the amount of current passing through the structure;

              (b) cells, panels, or modules fabricated from such organic electroluminescent multilayer thin film structures, including methods of making such cells, panels or modules;

              (c) driving circuit devices for, and methods of, driving such cells, panels or modules;

              (d) apparatus equipped with or incorporating therein such cells, panels, or modules; and/or.

              (e) color filter arrays, color changing media or patterned multicolor organic electroluminescent emitters for use in color organic electroluminescent multilayer thin film structures, including methods of making such arrays, media, or emitters.

       2.12 "Patent Rights" shall mean the FED Patent Rights and/or Kodak Patent Rights as determined by the context.

       2.13 "Person-day(s)" shall mean any calendar day or part thereof during which a single employee of a party conducts at least four (4) hours of work for the other party pursuant to this Agreement.

3.0    LICENSE GRANTS

       3.1 Grant by Kodak. Subject to the terms of this Agreement and FED's successful completion of the corresponding phase(s) of the Evaluation specified in the Evaluation Agreement, Kodak hereby grants to FED and its Affiliates a royalty-bearing, nonexclusive, worldwide license (without any right to sublicense third parties) under the Kodak Patent Rights and Kodak's Know-how to develop or have developed, make or have made, use, sell and import Monochrome
              - Phase 1 FED Licensed Products, Color - Phase 2 and Phase 3 FED Licensed Products, and Color - Phase 4 FED Licensed Products.

       3.2 Grant by FED. Subject to the terms of this Agreement, FED hereby grants to Kodak and its Affiliates a fully paid-up (except with respect to sublicenses of FED Patent Rights [Redacted]* nonexclusive, worldwide license, including the right to sublicense third parties, under the FED Patent Rights and FED's Know-how to develop or have developed, make or have made, use, sell and import Kodak Licensed Products [Redacted]* .

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*      The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

       3.3 Sublicenses. Kodak shall have the right to issue nontransferable sublicenses to third parties, to develop or have developed, make or have made, use, sell and import Kodak Licensed Products, provided that Kodak has rights under this Agreement at the time of each such sublicense. Kodak's right to grant sublicenses hereunder is expressly conditioned upon Kodak's compliance with the following:

              (a) Each such sublicense will comply with the provisions of this Agreement relating to such sublicenses. Each such sublicense of FED Patent Rights [Redacted]* will be in writing and, upon request, Kodak will identify each such sublicense to FED.

              (b) Kodak will (i) collect payment of all royalties due FED pursuant to Section 4.3(b) hereof from the sale of Kodak Licensed Products by sublicensees [Redacted]* and pay FED such royalties at the times set forth in Section 4.5; and
                     (ii) summarize and deliver all reports due FED from such royalty-bearing sublicensees according to the schedule set forth in Section 5 hereof. Kodak will have the right to delete portions of such reports it considers Confidential Information to the extent that it does not restrict FED's ability to assess the accuracy of the reports according to Generally Accepted Accounting Principles.

              (c) Kodak will use reasonable efforts to ensure that all sublicensees of FED Patent Rights [Redacted]* abide by the terms of their sublicense agreements and, upon request by FED, shall keep FED apprised of its activities to enforce such terms with particular sublicensees. Kodak will take such other actions, give such information, and render such aid, as is reasonable and may be necessary to allow FED to bring and prosecute such suits.

4.0    ROYALTIES AND PAYMENTS

       4.1    Initial License Fees and Payments.

              (a) This Agreement shall be effective for Monochrome - Phase 1 FED Licensed Products without payment of any initial license fee by FED to Kodak.

              (b) FED shall pay Kodak an initial license fee of [Redacted]* for Color - Phase 2 and Phase 3 FED Licensed Products under this Agreement and the parties' Non-Direct View, Head Mount License. Such initial license fee shall be payable and such license for Color - Phase 2 and Phase 3 FED Licensed Products under this Agreement and the parties' Non-Direct View, Head Mount License shall become effective as follows:
                     (i) [Redacted]* shall be payable on the date FED meets the Color - Phase 2 and Phase 3 Prototype Performance Requirements under the parties' Evaluation Agreement, and upon Kodak's receipt of such payment FED's license for Color - Phase 2 and Phase 3 FED Licensed Products under the parties' Non-Direct View, Head Mount License shall be effective; and (ii) [Redacted]* shall be payable to Kodak on November 30, 1999, and upon Kodak's receipt of such payment FED's license for Color - Phase 2 and Phase 3 FED Licensed Products under this Agreement shall be effective.

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*      The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

              (c) On the date the licenses under this Agreement and the parties' Non-Direct View, Head Mount License to FED become effective for Color - Phase 4 FED Licensed Products in accordance with the provisions of the parties' Evaluation Agreement, FED shall pay Kodak [Redacted]*, which shall represent an initial license fee due under both the Non-Direct View, Head Mount License and this Agreement.

              (d) In further consideration for the licenses granted FED hereunder, FED shall pay Kodak [Redacted]* on March 31, 2001, provided however that such payment under this subparagraph (d) shall not be required in the event that prior to March 31, 2001, the Series G Preferred Stock purchased by Kodak on March 30, 1999 has been converted into common shares.

                     The foregoing initial license fees and payments shall be nonrefundable and non-creditable against royalties payable to Kodak under Section 4.2 of this Agreement.

       4.2 Royalties to Kodak. In partial consideration for the rights granted FED hereunder, FED shall pay Kodak the following royalties on Net Sales of FED Licensed Products:

              (a) on the first [Redacted]* in each year - [Redacted]* for Monochrome - Phase 1 FED Licensed Products, [Redacted]* for Color - Phase 2 and Phase 3 FED Licensed Products, and [Redacted]* for Color - Phase 4 FED Licensed Products;

              (b)    on amounts between [Redacted]* and [Redacted]* in such year
                     - [Redacted]* for Monochrome - Phase 1 FED Licensed Products, [Redacted]* for Color - Phase 2 and Phase 3 FED Licensed Products, and [Redacted]* for Color - Phase 4 FED Licensed Products;

              (c) on amounts above [Redacted]* in such year - [Redacted]* for Monochrome - Phase 1 FED Licensed Products, [Redacted]* for Color - Phase 2 and Phase 3 FED Licensed Products, and [Redacted]* for Color - Phase 4 FED Licensed Products; and

              (d) in addition, on January 1 of each year during the term of this Agreement, FED shall pay Kodak an annual minimum royalty fully creditable against the above-referenced royalties, if any, accruing against Net Sales of FED Licensed Products in such year. For the first year, the amount of such annual minimum royalty shall be [Redacted]* , in the second and third years such amount shall be [Redacted]* per year, in years 4 and 5 such amount shall be [Redacted]* per year, and in year 6 and thereafter such amount shall be [Redacted]* per year. Annual minimum royalty payments paid under this Agreement shall represent the total annual minimum royalties due under both the Non-Direct View, Head Mount License and this Agreement.

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*      The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

              With respect to FED Licensed Products which are covered solely by Kodak's Know-how (and not by any Kodak Patent Rights), FED shall pay Kodak royalties on Net Sales of FED Licensed Products as set forth in this section for the term of this Agreement as specified in Section 8.1, except that royalties shall be [Redacted]* of the Net Sales of such products.

              A "year" shall mean each calendar twelve (12) month period or portion thereof ending on December 31 during the term of this Agreement.

       4.3    Royalties to FED.

              (a) Kodak shall have no obligation to pay FED any royalties from Kodak's exercise of its licenses or sublicenses hereunder, except as set forth in subsection (b) below.

              (b)    In the event Kodak grants any sublicenses pursuant to
                     Section 3.3, Kodak shall pay FED a royalty solely on Net Sales of each Kodak Licensed Product [Redacted]* in an amount equal to [Redacted]* multiplied by the number of licensed patents in FED Patent Rights which cover such Kodak Licensed Product, [Redacted]*, provided however that in no case shall such royalty paid by Kodak to FED exceed the amount of the royalty received by Kodak under the license to such third party of Kodak Patent Rights which cover such sublicensed product.

       4.4 Royalties Accrue Upon Receipt of Payment. Under this Agreement, Licensed Products will normally be considered to be sold when payment is actually received from a third party other than an Affiliate to whom such Licensed Product has been delivered or transferred, unless such payment is unreasonably delayed or deferred for a period greater than ninety (90) days from the date such payment is first billed out or such product is actually delivered, whichever occurs first, in which case royalties shall accrue upon the lapse of such ninety (90) day period. Upon termination of this Agreement, however, all shipments made on or prior to the day of such expiration or termination which have not been billed out prior thereto will be considered as sold (and therefore subject to royalty).

       4.5 Payments. Royalties accruing to each party will be paid on a quarterly basis within sixty (60) days after the last days of March, June, September and December of each calendar year. Each party will make all royalty payments on behalf of itself and its Affiliates.

       4.6 Foreign Currencies. All monies due hereunder will be payable in United States dollars. When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which Licensed Products were sold and then converted into equivalent United States dollars. The exchange rate will be the average of the buying and selling rate established by the Bank of America in New York, New York on the last business day of the reporting period.

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*      The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

       4.7 Currency Restrictions. If at any time legal restrictions prevent the prompt remittance by either party of part or all royalties due to the other party with respect to any country outside the United States where Licensed Products are sold, such party will have the right to make such payments by depositing the amount thereof in local currency to the other party's account in a bank or other depository in such country.

5.0    ROYALTY REPORTS

       5.1 Reports of First Sale. Each party will report to the other party in its immediately subsequent royalty report the date of the first commercial sale of each FED or Kodak Licensed Product, as applicable, on which royalties are payable under this Agreement in the United States and the first date of commercial sale of such Licensed Product on which royalties are payable outside the United States.

       5.2 Dates; Contents. After the first commercial sale of the first Licensed Product anywhere in the world by a party or its sublicensees on which royalties are payable, such party will make quarterly written royalty reports to the other party within sixty
              (60) days after the last days of March, June, September, and December of each calendar year. Each royalty report will cover the sales by product by such party, and if Kodak, sales by its sublicensees, on which royalties are payable for the most recently completed calendar quarter. Each royalty report will also state the amount of sales by territory on which royalties are payable and the royalties due, as well as the calculations used to arrive at such royalties.

       5.3 Submission of Payments and Reports by FED. All license payments and royalty reports under this Agreement by FED should be made to Kodak Corporate Royalty Accounting who will handle receipt and deposit of all royalties and/or license fees. Unless otherwise notified in writing, FED license payments and royalty reports should be submitted to the following address:

                              Eastman Kodak Company
                              Royalty Accounting
                              343 State Street
                              Rochester, NY 14650-0907
                              Attention: Mr. Paul Melos

       5.4 Submission of Payments and Reports by Kodak. Unless otherwise notified in writing, all license payments and royalty reports under this Agreement by Kodak should be submitted to the following address:

                              FED CORPORATION
                              1580 Route 52
                              Hopewell Junction, New York  12533

6.0    BOOKS AND RECORDS

       6.1 Records. FED and Kodak's sublicensees will each keep records accurately showing all Licensed Products on which royalties are payable under this Agreement. Such records will be preserved for at least three (3) years from the date of the royalty payment to which they pertain. Kodak will obligate its sublicensees to open their records for inspection during regular business hours by an independent certified public accounting firm selected by FED and reasonably acceptable to Kodak and Kodak's sublicensees, and FED's records will be open to inspection during regular business hours by an independent certified public accounting firm selected by Kodak and reasonably acceptable to FED. Each party shall make inspections hereunder no more than once per year.

       6.2 Expenses. The fees and expenses incurred by the party having an independent certified public accounting firm perform an examination of the royalty reports as set forth in Section 6.1 above will be borne by such party. However, if an error in the royalty accounting of more than ten percent (10%) of the total royalties due for any calendar quarter is discovered, then such fees and expenses will be paid by the other party.

       6.3 Late Payments. Each party shall be liable for interest at a rate of the Prime Rate plus three percent (3%) compounded monthly on any overdue royalty or other payment due under this Agreement, commencing on the date such royalty or other payment becomes due. The "Prime Rate" shall be the Prime Rate as reported by The Wall Street Journal for the date on which such late royalty or payment is made.

7.0    DISCLOSURE OF KNOW-HOW

       7.1 Transfer of Kodak's Know-how. Kodak agrees to provide FED upon request during the term of this Agreement through March 31, 2000, technical assistance and consultation at FED facilities and technical assistance and consultation at Kodak facilities in order to transfer Kodak's Know-how to FED for use in developing and making FED Licensed Products solely in the Field of Use. FED shall have the right to obtain such Person-days of technical assistance and consultation from Kodak pursuant to the terms and conditions set forth in the parties' Non-Direct View, Head Mount License.

       7.2 Transfer of FED's Know-how. FED agrees to provide Kodak upon request during the term of this Agreement through March 31, 2000, technical assistance and consultation at Kodak facilities and technical assistance and consultation at FED facilities in order to transfer FED's Know-how to Kodak for use in developing and making Kodak Licensed Products pursuant to the terms and conditions set forth in the parties' Non-Direct View, Head Mount License.

       7.3 Compliance with Know-how Transfer. Kodak's compliance with aforementioned Section 7.1 and Section 12.0 and FED's compliance with the aforementioned Section 4.0, Section 7.2 and Section 12.0 shall constitute the sole and exclusive requirements on each party under this Agreement with respect to the license and disclosure of Kodak's Know-how to FED and FED's Know-how to Kodak, respectively.

8.0    TERM AND TERMINATION

       8.1 Term. Unless otherwise terminated by operation of law or in accordance with the terms of this Agreement, the term of this Agreement will commence on the Effective Date and continue for a period ending on a country-by-country basis upon the expiration of the last-to-expire issued patent, or the abandonment of the last pending patent application, in such countries licensed under this Agreement. For purposes of convenience in computing royalties on FED Licensed Products, considering the number and different filing dates of the applicable patents within, and the number of different classes of FED Licensed Products under, Kodak Patent Rights, the royalty rates for each different class of FED Licensed Products shall not increase or decrease during the term of this Agreement as the number of such applicable patents increase (as new patents issue) or decrease (as older patents expire).

       8.2 Termination For Breach. If either party should fail to perform any material term or covenant of this Agreement, then the other party may, within thirty (30) days of such failure or omission, give written notice of such default. If the defaulting party should fail to remedy such default within sixty (60) days of the effective date of such notice, the non-defaulting party will have the right to terminate the licenses it has granted under this Agreement on written notice. Sublicenses granted in the case of Kodak based on such terminated license shall be handled as provided in Section 8.6 below.

       8.3 Termination for Bankruptcy. If, at any time during the life of this Agreement, either party shall become a voluntary debtor party to any bankruptcy, insolvency or reorganization proceeding, or shall be declared bankrupt or reorganized by a court of competent jurisdiction, or enter into any composition with its creditors, or shall begin any proceeding for the liquidation or closing of its business or for the termination of its corporation charter, the other party shall have the right forthwith to terminate the patent license granted by it herein, by sending written notice of such termination to said debtor party. Such termination of the licenses granted by said other party shall not affect the licenses granted to said other party by said debtor party.

       8.4 Obligations Upon Termination. Expiration or termination of this Agreement will not relieve either party of any obligation or liability accrued hereunder prior to such termination, or rescind any payments due or paid to the other party hereunder, except payments made by mistake, prior to the time such termination becomes effective. The following provisions shall survive the expiration or termination of this Agreement for any reason:
              Sections 4.5-4.7, Section 6, Sections 8.4-8.6, Section 9, Sections 11-19.

       8.5 Sale of Stock On Hand. Upon termination of this Agreement for any reason, FED will provide Kodak within forty-five (45) days following the effective date of termination with a written inventory of all FED Licensed Products, as applicable, in process of manufacture or in stock, and will dispose of such FED Licensed Products within one hundred and twenty (120) days of the effective date of termination, provided, however, that the sales of all such FED Licensed Products will be subject to the terms of this Agreement.

       8.6 Survival of Sublicenses. Upon termination of the licenses granted by FED under this Agreement due to Kodak's failure to remedy a default of any material term or covenant of this Agreement as provided in Section 8.2 above or any other reason, sublicenses granted by Kodak under this Agreement with respect to FED Patent Rights and FED's Know-how shall continue to remain in effect and Kodak shall continue to be obligated to make any required royalties due on such sublicenses with respect to FED Patent Rights in the Field of Use to FED.

9.0    USE OF NAMES AND TRADEMARKS

       Neither party has any right to use any name, trade name, trademark, or other designation of the other party (including any contraction, abbreviation, or simulation) in advertising, publicity, or other promotional activities without the other party's prior written consent, which may be granted or withheld in its sole discretion.

10.0   DISCLAIMER

       10.1 Disclaimer. THESE LICENSES AND THE ASSOCIATED PATENT RIGHTS AND TECHNOLOGY ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY THAT LICENSED PRODUCTS OR PRACTICE OF PATENTED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THESE LICENSES OR THE USE OF THE PATENT RIGHTS OR LICENSED PRODUCTS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

       10.2   Nothing in this Agreement will be construed as:

              (a) A warranty or representation by either party as to the validity or scope of any of such party's rights in its Patent Rights;

              (b) A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

              (c) Any obligation to bring or prosecute actions or suits against third parties for patent infringement;

              (d) Conferring by implication, estoppel or otherwise any license or rights under any patents to either party other than the Patent Rights licensed herein, regardless of whether such patents are dominant or subordinate to the Patent Rights.

11.0   PATENT INFRINGEMENT

       11.1 Notice of Infringement. In the event that either party learns of the substantial infringement of any Patent Rights licensed under this Agreement from the other party, such party will call the other party's attention thereto in writing and will provide the other party with such evidence of such infringement as it may rightfully be entitled to provide.

       11.2 Recoveries. Any legal action for infringement will be brought at the sole discretion and be at the expense of the party who owns the Patent Rights infringed on and all recoveries thereby will belong to such party; provided, however, that if a legal action is brought jointly by the parties and fully participated in by both, such action will be at the joint expense of the parties and all the recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

12.0   CONFIDENTIAL INFORMATION AND INVENTIONS

       12.1 General. The parties and their Affiliates, from time to time, in connection with their performance under this Agreement will disclose Confidential Information to each other. FED agrees not to use Kodak's Confidential Information outside the Field of Use and each party will use its best efforts to prevent the disclosure to third parties (other than its Affiliates or Kodak's sublicensees) of any of the other party's Confidential Information during the term of this Agreement and for a period of five (5) years thereafter, provided that the receiving party's obligations hereunder will not apply to information that the receiving party can show:

              (a) is disclosed orally; provided, however, that the receiving party's obligations under this Section 12 shall apply to information disclosed orally if such information is summarized and confirmed in writing as "CONFIDENTIAL" by the disclosing party within thirty (30) days after disclosure thereof; or

              (b) is already in the receiving party's possession at the time of disclosure thereof as shown in the records or files of the receiving party at the time of disclosure; or

              (c) is or later becomes part of the public domain through no fault of the receiving party; or

              (d) is received from a third party having no obligations of confidentiality to the disclosing party, provided that the receiving party complies with any restrictions imposed by the third party; or

              (e)    is independently developed by the receiving party; or

              (f) is required by law or regulation to be disclosed, provided that the receiving party promptly notifies the disclosing party so that such party may take appropriate legal action to restrict such disclosure and/or obtain a protective order to safeguard such information; or

              (g) is made available by the disclosing party to a third party without similar restrictions.

       12.2   Subject to the rights and obligations of the parties set forth in
              Section 12.3 through 12.6 below, each of FED and Kodak agree that during the term of this Agreement and for a period of 5 years thereafter, they shall protect Confidential Information of the other party as follows:

              (a) limit access to any such Confidential Information received by them to their employees, directors, consultants, advisors, Affiliates, and authorized sublicensees (in the case of Kodak) who have a need-to-know in connection with the parties' use of the licenses granted under this Agreement,

              (b) advise their employees, directors, consultants, advisors, Affiliates, and authorized sublicensees (in the case of Kodak) having access to the Confidential Information of the proprietary and confidential nature thereof and of the obligations set forth in this Agreement,

              (c) take appropriate action with their employees, directors, consultants, advisors, Affiliates, and authorized sublicensees (in the case of Kodak) having access to the Confidential Information to fulfill their obligations under this Agreement, including requiring such persons to execute a non-disclosure agreement, having provisions substantially similar to the corresponding provisions of this Agreement,

              (d) safeguard all Confidential Information to prevent any unauthorized access thereto, and

              (e) not disclose any Confidential Information received by them to third parties, except as expressly set forth in this Agreement.

       12.3 Inventions made in the conduct of the activities of the parties under this Agreement and any patent filings based on such inventions shall be owned as follows:

              12.3.1 If invented or created  solely by staff of one party or its
                     Affiliates, ownership shall vest in that party,

              12.3.2 If invented or created jointly by staff of both parties or their Affiliates, ownership shall vest jointly in both parties.

       12.4 Patent procurement activity in regard to solely owned inventions shall be pursued at the discretion and expense of the owner set forth in Section 12.3. The parties shall mutually decide on a case-by-case basis the party who shall undertake patent filing activity with respect to each jointly owned invention. The expenses for such patent procurement activities shall be the responsibility of the party herein designated to pursue such activity.

       12.5 FED will notify Kodak of any of its inventions made under this Agreement prior to the filing of any patent application based on the such inventions, provide Kodak with a copy of any such application and any issued patent granted thereon, and on request update Kodak as to the status of any such patent application. Each party further agrees to sign documents to vest or maintain title to patents and patent applications in the owner designated in
              Section 12.3 and to provide reasonable assistance to the other with respect to preparation and prosecution of such patents and patent applications.

       12.6 The foregoing will not affect or limit the right of either party or its Affiliates to fully exercise the licenses granted under this Agreement, and Kodak and its Affiliates will be fully entitled to use and disclose [Redacted]* to Kodak's sublicensees hereunder provided that each such sublicensee enters into a nondisclosure agreement with Kodak to maintain the confidentiality of FED's Confidential Information on terms substantially similar to the corresponding provisions of this Agreement.

       12.7 Any information disclosed hereunder is provided "As Is" and without any warranty, except the disclosing party warrants that it has the right to make such disclosures.

13.0   WAIVER

       13.1 No provision of this Agreement is deemed waived and no breach excused unless such waiver or excused breach is made in writing and signed by the party granting such waiver or excusing such breach.

       13.2 Failure on the part of either party to exercise or enforce any right under this Agreement will not be a waiver of any other right, or operate to bar the enforcement or exercise of the right at any time thereafter.

       13.3 No waiver by either party of any breach or default of any of the terms or conditions in this Agreement is a waiver of any similar or subsequent breach or default.

14.0   ASSIGNABILITY

       This Agreement is binding upon and will inure to the benefit of each party's permitted successors and assigns. This Agreement and the licenses granted herein, however, are not assignable or otherwise transferable by FED, including without limitation, any such transfers associated with its sale, merger, change of control, consolidation, or any other material change in its corporate organization, without Kodak's prior written consent, which consent will not be unreasonably withheld.

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

15.0   NOTICES

       All notices and other communications required or permitted under this Agreement must be in writing. They may be delivered personally or sent by telex, courier, facsimile, or registered mail, postage prepaid. They shall be delivered or sent to the receiving party's representative specified in this Agreement and they shall be effective on the date of receipt at the specified address. All notices, other than license payments and royalty reports, unless otherwise designated by written notice given to the other party, shall be delivered to the following addresses:

       In the case of Kodak:                  Eastman Kodak Company
                                              Corporate Commercial Affairs
                                              343 State Street
                                              Rochester, New York  14650-0211
                                              Attention:  R.P. Hilst
                                              Telephone:  (716)724-3391
                                              Facsimile:  (716)724-9563

       In the case of FED:                    FED Corporation
                                              1580 Route 52
                                              Hopewell Junction, New York  12533
                                              Attention:  Webster E. Howard
                                              Telephone:  914-892-1970
                                              Facsimile:    914-892-1935

16.0   GOVERNING LAWS

       This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflict of laws provisions.

17.0   EXPORT CONTROL LAWS

       A party receiving Confidential Information under this Agreement shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-export any technical data or products received from the disclosing party or the direct products of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

18.0   MISCELLANEOUS

       18.1 Amendments. Any amendment or modification of this Agreement must be in writing, reference this Agreement, identify sections or exhibits to be amended or modified and be signed on behalf of each party.

       18.2 Complete Agreement. This Agreement, together with the Exhibit attached hereto and incorporated herein by reference, embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties on the subject matter of this Agreement, except for the related obligations of the parties under the Non-Direct View, Head Mount License and the surviving obligations of the parties set forth in Sections 6.0 and 7.0 of the Evaluation Agreement.

       18.3 Severability. If any provision of this Agreement is held to be invalid, illegal or enforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of the Agreement. This Agreement will be construed as if such invalid, illegal or unenforceable provision were never in this Agreement.

       18.4 Agents. Neither party is an agent of the other and has no power to contract for or obligate the other party for any purpose.

       18.5 Publicity. Neither party shall release any information, advertising or publicity relating to this Agreement, without the prior written approval of the other. Either party, however, may disclose the existence (but not the contents) of this Agreement, if identified as confidential to government agencies, stockholders, potential investors, suppliers, or customers. Kodak may disclose this Agreement under a written confidentiality agreement to licensees and sublicensees of Kodak Patent Rights and Kodak Know-how [Redacted]*.

       18.6 Warranty and Representations. Kodak and FED each represent and warrant that:

              18.6.1 it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated;

              18.6.2 it is under no prior obligation or duty to a third party, nor shall it undertake any such obligation or duty during the term of this Agreement which conflicts with the performance of its obligations and duties hereunder;

              18.6.3 it has the full right and power to convey the licenses and rights granted herein and disclose the results and other information related to this Agreement; and

              18.6.4 it has and shall maintain the authorization of its
                     Affiliates to grant the licenses and other rights and undertake the obligations set forth in this Agreement to the extent such licenses, rights, and obligations must be granted by or require the acts or the consent of its Affiliates.

AGREED TO:

EASTMAN KODAK COMPANY                       FED CORPORATION

By /s/ J. C. Stoffel                        By /s/ Gary W. Jones
  ------------------------------------        ----------------------------------
    (Signature)                               (Signature)

Name  J. C. Stoffel                         Name  Gary W. Jones
      --------------------------------            ------------------------------

Title  Director R&D and Vice President      Title  President and CEO
       -------------------------------             -----------------------------

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT A

                                  Patent Rights

The Kodak Patent Rights referenced in Section 2.4 of this Agreement shall include the following patent applications and/or patents:

Kodak Patent Rights for Phase 1 - Monochrome - Single Color Emitters

U.S. Patent 4,356,429         U.S. Patent 5,059,861        U.S. Patent 5,405,709
U.S. Patent 4,539,507         U.S. Patent 5,059,862        U.S. Patent 5,484,922
U.S. Patent 4,720,432         U.S. Patent 5,061,569        U.S. Patent 5,552,678
U.S. Patent 4,769,292         U.S. Patent 5,073,446        U.S. Patent 5,554,450
U.S. Patent 4,885,211         U.S. Patent 5,141,671        U.S. Patent 5,593,788
U.S. Patent 4,950,950         U.S. Patent 5,150,006
U.S. Patent 5,047,687         U.S. Patent 5,151,629

Kodak Patent Rights for Phase 2 - Color - White Emitter with Color Filter Array

U.S. Patent 4,356,429         U.S. Patent 5,059,861        U.S. Patent 5,405,709
U.S. Patent 4,539,507         U.S. Patent 5,059,862        U.S. Patent 5,484,922
U.S. Patent 4,720,432         U.S. Patent 5,061,569        U.S. Patent 5,552,678
U.S. Patent 4,769,292         U.S. Patent 5,073,446        U.S. Patent 5,554,450
U.S. Patent 4,885,211         U.S. Patent 5,141,671        U.S. Patent 5,593,788
U.S. Patent 4,950,950         U.S. Patent 5,150,006
U.S. Patent 5,047,687         U.S. Patent 5,151,629

Kodak Patent Rights for Phase 3 - Color - Blue/Near UV Emitter with Color Changing Medium

U.S. Patent 4,356,429         U.S. Patent 5,059,861        U.S. Patent 5,294,870
U.S. Patent 4,539,507         U.S. Patent 5,059,862        U.S. Patent 5,484,922
U.S. Patent 4,720,432         U.S. Patent 5,061,569        U.S. Patent 5,552,678
U.S. Patent 4,769,292         U.S. Patent 5,073,446        U.S. Patent 5,554,450
U.S. Patent 4,885,211         U.S. Patent 5,141,671        U.S. Patent 5,593,788
U.S. Patent 4,950,950         U.S. Patent 5,150,006
U.S. Patent 5,047,687         U.S. Patent 5,151,629

Kodak Patent Rights for Phase 4 - Color - Patterned Multicolor Emitters
U.S. Patent 4,356,429         U.S. Patent 5,059,861        U.S. Patent 5,294,869
U.S. Patent 4,539,507         U.S. Patent 5,059,862        U.S. Patent 5,294,870
U.S. Patent 4,720,432         U.S. Patent 5,061,569        U.S. Patent 5,484,922
U.S. Patent 4,769,292         U.S. Patent 5,073,446        U.S. Patent 5,552,678
U.S. Patent 4,885,211         U.S. Patent 5,141,671        U.S. Patent 5,554,450
U.S. Patent 4,950,950         U.S. Patent 5,150,006        U.S. Patent 5,593,788
U.S. Patent 5,047,687         U.S. Patent 5,151,629